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Exhibit 10.58

***Text Omitted and Filed Separately
Confidential Treatment Requested Under 17 C.F.R.
§§200.80(b)(4), 200.83 and 240.24b-2.

AGREEMENT
between

ADOBE SYSTEMS INCORPORATED, a Delaware corporation having a place of business at 345 Park Avenue, San Jose, CA 95110-2704 ("Adobe Systems"), ADOBE SYSTEMS BENELUX, B.V., a company incorporated in The Netherlands and having a place of business at Europlaza, Hoogoorddreef 54a, 1101 DG Amsterdam ZO, The Netherlands ("Adobe Benelux") (Adobe Systems and Adobe Benelux collectively referred to as "Adobe"),
and

SYKES NORTH AMERICA, a Florida corporation having a place of business at 100 North Tampa Street, Suite 3900, Tampa, FL 33602 ("Sykes US"), SYKES EUROPE LIMITED, a company incorporated in Scotland under the Companies Act with registered number 86519 and having its registered office at Nether Road, Galashiels, Selkirkshire, TD1 3HE ("Sykes Europe"), SYKES ASIA PACIFIC, located on the 4th Floor, SMPPI Building, St. Francis Avenue, Ortigas Centre, Mandaluyong City 1550, Metro Manila, The Philippines ("Sykes Asia") (Sykes US, Sykes Asia and Sykes Europe collectively referred to as "Sykes").

WHEREAS:

(A)
Adobe is a world leader in the development, licensing and distribution of desktop publishing software;

(B)
Adobe Systems wishes to be provided with a variety of logistical services to support and facilitate its development, licensing and distribution in Canada, the United States and Mexico;

(C)
Adobe Benelux wishes to be provided with a variety of logistical services to support and facilitate its development, licensing and distribution in Europe, the Middle East, Africa, Australia and Asia;

(D)
Sykes US is willing to provide such logistical services to Adobe Systems in Canada, the United States and Mexico on the following terms and conditions;

(E)
Sykes Asia is willing to provide such logistical services to Adobe Benelux throughout Asia and Australia on the following terms and conditions; and

(F)
Sykes Europe is willing to provide such logistical services to Adobe Benelux throughout Europe, the Middle East and Africa on the following terms and conditions;

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.  OVERVIEW

    The parties agree that all rights or obligations associated with performance of the services described herein for and on behalf of Adobe Systems shall be performed only by Sykes US, as defined herein, and all rights or obligations associated with performance of the Services described herein for and on behalf of Adobe Benelux shall be performed either by Sykes Europe or Sykes Asia as described in this Agreement.

    Accordingly, Sykes US will provide Services to Adobe Systems only in the geographic regions of Canada, the United States and Mexico. Further, Sykes Asia will provide Services to Adobe Benelux only in the geographic regions of Asia and Australia. Finally, Sykes Europe will provide Services to Adobe Benelux in all other geographic regions not covered by Sykes US or Sykes Asia in this Agreement.

    The parties further agree that all obligations performed for Sykes US shall be performed only by Adobe Systems, and all obligations performed for either Sykes Europe or Sykes Asia shall be performed Adobe Benelux by as described in this Agreement.

2.  DEFINITIONS AND INTERPRETATION

  2.1
  In this Agreement unless the context otherwise requires, the following expressions shall bear the following meanings:

"Adobe"	shall mean Adobe Systems or Adobe Benelux, as appropriate;
"Adobe Databases"
shall mean the separate Adobe Systems and Adobe Benelux databases from time to time made available by Adobe US to Sykes US and/ or by Adobe Benelux to Sykes Europe/Sykes Asia or created by Sykes Asia, Sykes Europe or Sykes US pursuant to the provision of Services hereunder; for the purposes of this Agreement, including but not limited to the databases specified in the Schedule;
"Adobe Financial Month(s)"
shall mean the period(s) of four or five weeks Adobe Benelux or Adobe Systems uses for internal financial accounting purposes, a list of all such months to be provided by Adobe Benelux to Sykes Europe and/or Sykes Asia, or provided by Adobe Systems to Sykes US at the beginning of the relevant financial year while this Agreement is in force;

"Adobe Financial Quarter(s)"
shall mean the period(s) of thirteen (13) weeks Adobe Benelux or Adobe Systems uses for its internal financial accounting purposes, a list of all such quarters to be provided by Adobe Benelux to Sykes Europe and/or Sykes Asia, or provided by Adobe Systems to Sykes US, upon commencement of this Agreement and at the beginning of the relevant financial year while this Agreement is in force;
"Adobe Financial Year"
shall mean 4th December 1999 to 1st December 2000 for financial year 2000 and, for subsequent years, such period as Adobe Systems and/or Adobe Benelux designates as its financial year for its internal financial accounting purposes;
"Adobe Products"	shall mean Products but excluding Third Party Products;
"Agreement"	shall mean this Agreement, as between Adobe Benelux and Sykes Europe/Sykes Asia and as between Adobe Systems and Sykes US;
"Asia Call Center Facility"
shall mean Sykes Asia Call Center facility at 4th Floor, SMPPI Building, St. Francis Avenue, Ortigas Center, Mandaluyong City 1550, Metro Manila, Philippines or such other premises as may be approved in advance by Adobe Benelux from time to time;
"Asia Services"
shall mean the Services provided by Sykes Asia on behalf of Adobe Benelux in at least the following (1) countries: Australia, China, Korea and (2) languages: Cantonese, English, Fukienese, Korean (when available) and Mandarin;
"ASN Members"	shall mean certain members from time to time having access to Services;
"CCS"
shall mean the call center software owned by Sykes US, Sykes Asia or Sykes Europe and used in the co-ordination and management of the Services by Sykes US, Sykes Asia or Sykes Europe and used by Adobe Systems or Adobe Benelux, as appropriate, and as upgraded or modified with Adobe Systems or Adobe Benelux, as appropriate, prior written approval and development requirements from time to time;
"Charges Schedule"	shall mean Part 3 of the Schedule;
"Client Group Manager"	shall mean in relation to the relevant Management Team, the person identified as having those responsibilities in the relevant part of the Schedule;

"Commercial Practices"	shall mean accepted industry practice regarding the nature of work to be done and the timescales in which it is to be carried out;
"Confidential Information"	shall have the meaning given to it in Clause 9;
"Contract Term"
shall mean the period beginning on the Effective Date (as hereinafter defined) and ending at 12:00 midnight GMT on 1st December 2000, unless terminated earlier in accordance with the provisions hereof;
"CSN"	shall mean the customer service number allocated to all Registered End Users and ASN Members;
"CSR"	shall mean a customer services representative allocated to the provision of Services and forming part of the Services Team;
"Effective Date"	shall mean 4th December 1999;
"End User"
shall mean a licensee of the Product(s) who acquires such products for its own use rather than distribution, and shall exclude distributors, dealers, value added distributors, original equipment manufacturers, third party vendors, system integrators and other parties who have licensed the Product(s) for distribution or for any purpose other than for their own use;
"Europe Call Center Facility"	shall mean Sykes' Call Center facility at Calder House, 599 Calder Road, Edinburgh, Scotland, EH11 4GA or such other premises as may be approved in advance by Adobe;
"Europe Services"
shall mean the Services to be provided by Sykes Europe on behalf of Adobe Benelux in at least the following (1) countries: Belgium, Denmark, Finland, France, Germany, Iceland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, United Kingdom and (2) languages: Danish, Dutch, English, Finnish, French, German, Italian, Norwegian, Portuguese, Spanish, Swedish;
"Incoming Request"	shall mean an incoming request from any person by fax, phone, post, e-mail or other media from time to time specified by Adobe Benelux or Adobe Systems for any of the Services, as appropriate;

"Intellectual Property"
shall mean all intellectual property rights, similar and/or neighboring rights and sui generis rights, of whatever nature anywhere in the world and all rights pertaining thereto including but not limited to all present and future title to and/or interests therein whether recorded or registered in any manner or otherwise, including without prejudice to the foregoing generality, trade marks and service marks and applications therefor, patents and patent applications, copyright, database and unfair extraction rights, designs, design rights both registered and unregistered, design right applications, trade secrets, know-how, information, production methods, data, source codes and object codes, discoveries, specifications, diagrams, technology, research, methods of formulation, results of tests and field trials, specifications of materials, composites of materials, formulae and processes;
"Lifeline"
shall mean the Adobe Benelux or Adobe Systems intranet known as Lifeline which contains details of policies and with which Sykes Asia, Sykes Europe or Sykes US is expected to comply or such other intranet or other system as Adobe Benelux or Adobe Systems may from time to time use for such purpose;
"Management Team"
shall mean the management team(s) set up by Sykes Asia, Sykes Europe or Sykes US to manage their respective Services under this Agreement (as more specifically detailed in the relevant Parts of the Schedule);
"North America Call Center Facility"	shall mean Sykes US' warehouse and/or call center facility located 10101 Claude Freeman Drive, Charlotte, North Carolina 28262 and another facility located in Canada at a location to be determined.
"North America Services"	shall mean the Services to be provided by Sykes US on behalf of Adobe Systems in the following (1) countries: Canada, the United States and Mexico, and (2) languages: English, French, and Spanish;
"Performance Metrics"	shall mean the measurements in relation to each of the Services as set out in the relevant Services Schedule on which Sykes Asia, Sykes Europe or Sykes US shall provide reports in terms of Clause 3.6;

"Performance Standards"	shall mean in relation to each Service, the binding performance standards identified in relation to that Service in the relevant Services Schedule;
"Products"	shall mean Adobe Benelux or Adobe Systems products and Third Party products, as appropriate, or as otherwise defined in a Schedule;
"QBR"
shall mean the quarterly business review in relation to each quarter to review performance of Services in the preceding quarter, problems encountered and to set goals and objectives for Sykes Asia, Sykes Europe or Sykes US for the following quarter to be held by the parties in terms of Clause 3.10;
"Registered End Users"	shall mean End Users who have been Verified and entered into the Sales and Registration Database or Type On Call Database, as the case may be;
"Sales and Registration"
shall mean the database held by Sykes Asia, Sykes Europe or Sykes US, as appropriate, and containing, among other information, details of appropriate Registered End Users in Asia, Europe and North America, respectively, and product registration for such Registered End Users.
"Schedule"	shall mean the schedule appended hereto which shall form part of this Agreement;
"Services"	shall mean the services provided by Sykes US, Sykes Asia and/or Sykes Europe or as otherwise defined in a statement of work or in Part 2 of the Schedule;
"Services Team"	shall mean the Sykes US, Sykes Asia and Sykes Europe employees allocated to the provision of North America Services, Asia Services, Europe Services, respectively;
"SKU(s)"	shall mean the stock keeping unit numbers allocated to stock held by Sykes US, Sykes Asia or Sykes Europe;
"Sykes Associated Company"	shall mean any group or party other than Sykes Asia, Sykes Europe, or Sykes US affiliated with and providing Services for or on behalf of Sykes Asia, Sykes Europe, or Sykes US;
"Trade Marks"	shall have the meaning given to it in Clause 13.3;
"Training"	shall mean the training for the provision of Services;

"Type On Call Countries"
shall mean United Kingdom, Eire, France, Germany, Austria, Netherlands, Sweden, Belgium, Switzerland, Algeria, Australia, Botswana, Brazil, Bulgaria, Burkina Faso, Canada, Channel Islands, China, the Commonwealth of Independent States, Corsica, Crete, Croatia, Cyprus, Czech Republic, Czechoslovakia, Denmark, Egypt, Estonia, Faroe Islands, Finland, Gibraltar, Greece, Guadeloupe, Hong Kong, Hungary, Iceland, India, Israel, Italy, Ivory Coast, Jordan, Kenya, Kuwait, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Martinique, Mexico, Monaco, Mongolia, Namibia, Norway, Poland, Portugal, Romania, Russia, Saudi Arabia, Singapore, Slovakia, Slovenia, South Africa, Spain, Tanzania, Tunisia, Turkey, United Arab Emirates, United States, Yemen, Yugoslavia, Zambia and Zimbabwe and such other countries as the parties may agree in writing from time to time (such agreement not to be unreasonably withheld or delayed);
"Type On Call Database"
shall mean the database held by Adobe Benelux or Adobe Systems to which Sykes US, Sykes Europe or Sykes Asia has access in terms of this Agreement which holds, among other information, details of all Registered End Users who have registered Type On Call Products;
"Type On Call Languages"
shall mean Cantonese, Dutch, English, Finnish, French, Fukienese, German, Italian, Mandarin, Norwegian, Spanish, Dutch and Swedish and such other languages as the parties may agree in writing from time to time;
"Type On Call Product"
shall mean the Adobe Product (as amended from time to time by Adobe) containing various Adobe fonts which require to be unlocked for use by End Users following registration using the Type On Call Services;
"Type On Call Services"
shall mean the Services under which Sykes US, Sykes Europe or Sykes Asia will register their respective End Users for Type On Call Products and provide unlocking Services to their respective Registered End Users to allow them to unlock fonts within the Type On Call Product;
"Updates"
shall mean updates, patches, bug fixes and/or workarounds which Adobe Benelux or Adobe Systems may from time to time make available in relation to Adobe Products (whether on the Internet or otherwise);

"Verified"	shall mean that the customer services number of the End User in question has been verified in accordance with mutually agreed upon procedures;
"Working Day"
shall mean each weekday (i.e. Monday through Friday inclusive) during the Contract Term other than Christmas Day and New Year's Day, and such weekend days (i.e. Saturday and Sunday) as the parties may agree in writing from time to time (such agreement not to be unreasonably withheld or delayed).
    (a)
    "Client Group Manager", "Client Group Administrator", "Operations Manager", "Programme Manager", "Senior Supervisor", "Client Lead", "Administrator", "Team Lead", "Senior Communicator", "Data Entry Supervisor" and "Data Entry Administrator" shall mean in relation to the relevant Services Team or Management Team the person from time to time identified as such, as agreed by the parties.

  2.2
  Reference to any statute or statutory provisions shall include any statute or statutory provision which amends or replaces, or has amended or replaced, it and shall include any subordinate legislation made under the relevant statute.

  2.3
  In circumstances where Sykes US, Sykes Asia or Sykes Europe is permitted hereunder to use the services of a sub-contractor in their performance of the Services, references herein to Sykes US, Sykes Asia or Sykes Europe shall, where appropriate, be construed as references to that sub-contractor provided always that Sykes shall remain primarily liable to Adobe Benelux or Adobe Systems, as appropriate, in respect of such sub-contractors.

  2.4
  A reference to the singular shall include a reference to the plural and vice versa, and a reference to any gender includes a reference to all other genders.

  2.5
  Headings are for convenience only and shall not affect interpretation.

3.  APPOINTMENT

  3.1  Non-Exclusive Appointment

    (a) By Adobe Benelux.  Adobe Benelux hereby appoints Sykes Asia, and Sykes Asia hereby accepts appointment, as a non-exclusive provider of the Asia Services during the Contract Term, subject to the terms of this Agreement. As at the Effective Date, Adobe Benelux hereby instructs Sykes Asia to provide all the Asia Services detailed in this Agreement but, consistent with the non-exclusive nature of this appointment, Adobe Benelux shall be entitled at any time to discontinue and/or suspend the provision by Sykes Asia of any or all of the Services by giving a period of notice which shall not be less than forty-five (45) days.

    (b) By Adobe Benelux.  Adobe Benelux hereby appoints Sykes Europe, and Sykes Europe hereby accepts appointment, as a non-exclusive provider of the Europe Services during the Contract Term, subject to the terms of this Agreement. As at the Effective Date, Adobe Benelux hereby instructs Sykes Europe to provide all the Europe Services detailed in this Agreement but, consistent with the non-exclusive nature of this appointment, Adobe Benelux shall be entitled at any time to discontinue and/or suspend the provision by Sykes Europe of any or all of the Services by giving a reasonable period of notice which shall not be less than forty-five (45) days.

      If Adobe Benelux, during the Contract Term, seeks (1) any extension to the existing Europe Services provided under this Agreement, or (2) the provision of new services similar to the

      Services provided by Sykes Europe which are not covered by this Agreement, Sykes Europe shall have the opportunity to tender for the provision of such new services.

    (c) By Adobe Systems.  Adobe US hereby appoints Sykes US, and Sykes US hereby accepts appointment, as a non-exclusive provider of the North America Services during the Contract Term, subject to the terms of this Agreement. As at the Effective Date, .

      Adobe US hereby instructs Sykes US to provide all the North America Services detailed in this Agreement but, consistent with the non-exclusive nature of this appointment, Adobe US shall be entitled at any time to discontinue and/or suspend the provision by Sykes US of any or all of the Services by giving a reasonable period of notice which shall not be less than forty- five (45) days.

      If Adobe US, during the Contract Term, seeks (1) any extension to the existing North America Services provided under this Agreement, or (2) the provision of new services similar to the Services provided by Sykes US which are not covered by this Agreement, Sykes US shall have the opportunity to tender for the provision of such new services.

  3.2  Performance

    (a)
    Sykes Asia, Sykes Europe and Sykes US warrant and undertake to Adobe Benelux and Adobe Systems, as appropriate, that their respective Services shall at all times be provided in accordance with this Agreement, their Services schedules (including but not limited to their Performance Standards and Performance Metrics) and any applicable shall mean any statement of work, schedule, or related documentation containing directions, guidelines, processes or procedures directed to Sykes Europe, Sykes Asia or Sykes US.

    (b)
    Adobe Benelux or Adobe Systems shall be entitled by thirty (30) days' prior written notice from Sykes Europe, Sykes Asia or Sykes US, as appropriate, to amend any statement of work, schedule or related documentation containing directions, guidelines, processes or procedures directed to Sykes Europe, Sykes Asia or Sykes US provided that such amendments will not have a material impact as determined by Adobe (whether requiring an increase or decrease) on the resources required by Sykes Europe, Sykes Asia or Sykes US, as appropriate, to provide their Services. Any such proposed amendments which will have a material impact (whether requiring an increase or decrease) on such resources shall be approved in advance in writing by Sykes Europe, Sykes Asia or Sykes US, as appropriate, acting reasonably. Sykes Europe, Sykes Asia and Sykes US shall be entitled to request amendments to directions, guidelines, processes, statement of work or procedures if such amendments will not affect the nature or quality of the Services but all such amendments will require to be approved in advance in writing by Adobe Benelux or Adobe Systems, as appropriate.

    (c)
    For the avoidance of doubt, unless explicitly stated to be a responsibility of Adobe Benelux or Adobe Systems, all obligations, duties, responsibilities and other matters set out or referred to in the Schedule, and any guidelines shall be the responsibility of Sykes' only and shall be Sykes' obligations under the terms of this Agreement, and except insofar as explicitly stated to be a responsibility of Adobe Benelux or Adobe Systems, it shall be Sykes' responsibility to ensure that Sykes Asia, Sykes Europe or Sykes US, as appropriate, performs any and all Services as described in the relevant Services Schedule or guidelines.

  3.3  Resources

  Without prejudice to specific obligations elsewhere in this Agreement, Sykes Asia, Sykes Europe or Sykes US shall at all times devote sufficient resources and teams of sufficiently qualified personnel to enable it to provide their Services efficiently and professionally. Without prejudice to the generality of the foregoing, or any Performance Standard or Performance Metric set in relation to their Services, Sykes Asia, Sykes Europe or Sykes US shall provide their Services with best efforts and Sykes Asia, Sykes Europe or Sykes US shall at all times perform their Services courteously and in such manner as not to injure Adobe Benelux' or Adobe Systems' name or damage Adobe Benelux' or Adobe Systems' goodwill.

  3.4  No Breach

  Sykes Asia, Sykes Europe and Sykes US hereby represents to Adobe Benelux or Adobe Systems that Sykes Asia, Sykes Europe and/or Sykes US, as appropriate, will not be in breach of any existing obligation binding on Sykes Asia, Sykes Europe and Sykes US by reason of its entering into this Agreement.

  3.5  Other Services

  Sykes Asia, Sykes Europe and Sykes US undertake and agree that it will, upon request, appropriately provide Adobe Benelux or Adobe Systems with such additional Services as Adobe Benelux or Adobe Systems may from time to time appropriately require during the Contract Term as long as the request conforms with Commercial Practices and at prices to be agreed by the parties. If such Services are requested and included in this Agreement, the parties shall agree to the terms of a Services Schedule in relation to such Services (or such amendments to existing Services Schedule(s) as may be appropriate) together with such additions and/or amendments to any schedule, statement of work, documentation, appendices or any written documentation containing directions, guidelines, processes or procedures directed to Sykes Europe, Sykes Asia or Sykes US, as may be appropriate.

  3.6  Reporting and Performance Metrics

  Sykes Asia, Sykes Europe and Sykes US shall provide such reports, information and data as Adobe Systems and Adobe Benelux shall, from time to time, require in relation to the performance of this Agreement. This requirement shall include but is not limited to reports on the Performance Metrics which shall be produced by Sykes Asia, Sykes Europe or Sykes US, as appropriate, and in relation to their Service in the terms set out in the relevant Services Schedule and the production by Sykes Asia, Sykes Europe and Sykes US, as appropriate, of all other reports, information and data more particularly specified in the Schedule. Reports on the Performance Metrics shall include all reports on the Performance Standards. Sykes Asia, Sykes Europe and Sykes US shall, as appropriate, ensure that all reports on the Performance Metrics and Performance Standards contain charts which show sufficient historical data to identify trends, clearly understood titles and labels, the goal or objective, a clear indication of which trend and trend direction is good and which is bad and a scale which accurately demonstrates but does not distort trends. Sykes Asia, Sykes Europe and Sykes US shall, as appropriate, ensure that all Performance Standards are drawn to the attention of all relevant employees. Sykes Asia, Sykes Europe and Sykes US shall, as appropriate, ensure that all Performance Metrics and Performance Standards are broken down as detailed in the relevant Services Schedule. Without prejudice to the foregoing, Sykes Asia, Sykes Europe and Sykes US shall use all reasonable endeavours to inform Adobe Benelux and Adobe Systems, as appropriate and without delay, of any matter which comes to the attention of Sykes Asia, Sykes Europe and Sykes US which is likely to affect materially the provision of Services.

  3.7  Services Provided in Adobe Benelux or Adobe Systems' Name and Grant of License

  Any Services provided by Sykes Asia and Sykes Europe shall be in the name of Adobe Benelux. Any Services provided by Sykes US shall be in the name of Adobe Systems. So far as required by Sykes Asia, Sykes Europe and Sykes US for the proper performance of its duties hereunder during the Contract Term and for no other purpose whatsoever, Adobe Benelux or Adobe Systems shall use its reasonable endeavours to procure for Sykes Asia, Sykes Europe or Sykes US, as appropriate, a non-exclusive royalty- free limited licence to use specified trade marks, service marks, trade names and logos belonging to or licensed by Adobe Systems pertaining to Products. Such license shall automatically terminate on the date of termination or expiry of this Agreement howsoever terminated or expiring and with effect from such date Sykes Asia, Sykes Europe or Sykes US, as appropriate, shall have no further right to use any such trade marks, service marks, trade names or logos of Adobe Systems pertaining to Products or their licensors.

  Either Adobe Benelux or Adobe Systems may, in their sole discretion, distribute support software to Sykes technicians from Sykes Asia/Sykes Europe or Sykes US, respectively. Any support software provided by Adobe Benelux or Adobe Systems shall be subject to any applicable license, such license modifiable from time to time by Adobe Benelux or Adobe Systems, respectively, in their sole discretion.

  3.8  Intellectual Property

    (a) Adobe Benelux.  It is hereby expressly agreed that Adobe Systems shall be the sole and exclusive owner of all Intellectual Property rights in all work carried out by Sykes Europe and Sykes Asia (or on behalf of Sykes Europe or Sykes Asia) in the provision of the Services including but not limited to copyright in reports, manuals, electronic files and technical notes authored by Sykes Europe or Sykes Asia, copyright and database rights in any and all databases created or updated and copyright and related rights in any and all software developed by Sykes Europe or Sykes Asia in the performance of the Services, to the extent that such software is bespoke software commissioned from Sykes Europe or Sykes Asia by Adobe Benelux and charged to Adobe Benelux or Adobe Systems. Where Adobe Benelux has funded such software development, Sykes Europe and Sykes Asia shall only be entitled to use such software for the exclusive benefit of Adobe Benelux during the Contract Term, and any transitional period provided in Clause 14.6(a). In the event Sykes Asia or Sykes Europe develops any other software under this Agreement for the benefit of Adobe Benelux and other Sykes Asia and Sykes Europe clients, the parties shall agree how, if at all, the development costs of such software shall be apportioned. In any event, Adobe Systems shall own all intellectual property in such software and not limited in any way to use, sub-license and reproduce such software. Sykes Asia and Sykes Europe hereby assign as legal and beneficial owner to Adobe Systems, by way of future assignation any and all such Intellectual Property rights which are capable of future assignation and on Adobe Systems' request shall assign as legal and beneficial owner all other such Intellectual Property rights. Sykes Asia and Sykes Europe shall procure the waiver by all persons involved in the creation or development of any such works of such moral or similar rights as such persons may from time to time have in or in relation to such works. Without prejudice to the foregoing, Sykes Asia and Sykes Europe undertake to do all such things and execute (or procure the execution of) all such documents as Adobe Benelux or Adobe Systems shall from time to time require in order to perfect Adobe Systems title to same and obtain any applicable protections in Adobe Systems name and to confirm such waivers including but not limited to procuring assignations and waivers in Adobe Systems' favor from contractors and consultants. Sykes Asia and Sykes Europe warrant and represent to Adobe Benelux that each is entitled to assign such Intellectual Property to Adobe Systems and that such Intellectual Property does not infringe the Intellectual Property rights or moral or similar rights of any third party.

    (b) Adobe Systems.  It is hereby expressly agreed that Adobe Systems shall be the sole and exclusive owner of all Intellectual Property rights in all work carried out by Sykes US (or on behalf of Sykes US) in the provision of the Services including but not limited to copyright in reports, manuals, electronic files and technical notes authored by Sykes US, copyright and database rights in any and all databases created or updated and copyright and related rights in any and all software developed by Sykes US in the performance of Services, to the extent that such software is bespoke software commissioned from Sykes US by Adobe Systems and charged to Adobe Systems. Where Adobe Systems has funded such software development, Sykes US shall only be entitled to use such software for the exclusive benefit of Adobe Systems during the Contract Term, and any transitional period provided in Clause 14.6(a). In the event Sykes US develops any other software under this Agreement for the benefit of Adobe Systems and other Sykes US clients, the parties shall agree how, if at all, the development costs of such software shall be apportioned. In any event, Adobe Systems shall own all intellectual property in such software and not limited in any way to use, sub-license and reproduce such software. Sykes US hereby assigns as legal and beneficial owner to Adobe Systems, by way of future assignation any and all such Intellectual Property rights which are capable of future assignation and on Adobe Systems' request shall assign as legal and beneficial owner all other such Intellectual Property rights. Sykes US shall procure the waiver by all persons involved in the creation or development of any such works of such moral or similar rights as such persons may from time to time have in or in relation to such works. Without prejudice to the foregoing, Sykes US undertakes to do all such things and execute (or procure the execution of) all such documents as Adobe Systems shall from time to time require in order to perfect Adobe Systems' title to same and obtain any applicable protections in Adobe Systems' name and to confirm such waivers including but not limited to procuring assignations and waivers in Adobe Systems' favor from contractors and consultants. Sykes US warrants and represents to Adobe Systems that it is entitled to assign such Intellectual Property to Adobe Systems and that such Intellectual Property does not infringe the Intellectual Property rights or moral or similar rights of any third party.

  3.9  Hardware, Software and Systems

  Sykes Asia, together with Sykes Europe, and Sykes US shall each ensure to Adobe Benelux and Adobe Systems, respectively, that it has available to it all hardware, software, including CCS, and other technical resources required from time to time for the provision of Services all of which shall be at the responsibility and risk of Sykes Asia, Sykes Europe and Sykes US, as appropriate, and Sykes Asia, Sykes Europe and Sykes US shall maintain and update the same to standards consistent with Sykes Asia's, Sykes Europe's and Sykes US' independent obligations to meet the Performance Standards and Performance Metrics stated in this Agreement. Without prejudice to the foregoing generality this shall include but not be limited to the personal computers, peripheral devices, equipment and software necessary to:

    (a)
    have and maintain for the Contract Term, access to any Adobe Database (or other database) Adobe Benelux or Adobe Systems deems necessary (acting reasonably) for Sykes Asia, Sykes Europe and Sykes US, as appropriate, to perform their obligations under this Agreement;

    (b)
    maintain facilities for the entry into and processing of data in connection with all relevant Adobe Databases and for all reporting required in terms of this Agreement;

    (c)
    invoice, process and validate payments of membership fees and renewal fees and Product charges in the provision of the Services;

    (d)
    maintain technical resources which make call monitoring of Services supplied to End Users possible;

    (e)
    maintain an electronic mail system compatible with that specified by Adobe Benelux or Adobe Systems, as appropriate (acting reasonably); and

    (f)
    maintain sufficient electronic ordering, processing and other facilities as are necessary for shipping Products to End Users and Members respectively;

    Without prejudice to the foregoing, Sykes Asia, Sykes Europe and Sykes US shall ensure that each shall have available to it the infrastructure identified in Part 4 of the Schedule and any and all specific hardware, software and technical resources in relation to each of the individual Services (which shall have no less than the functionality described in any applicable schedule or statement of work) and shall not make any material change to any specifications or configurations so described without Adobe Benelux' or Adobe Systems' prior written consent, as appropriate.

  3.10  Management Teams and Reviews

    (a) Adobe Benelux.  Sykes Asia and Sykes Europe shall set up and maintain effective Management Teams primarily dedicated to Adobe Benelux. Sykes Asia and Sykes Europe shall ensure that the relevant members of the Management Teams shall attend and hold such meetings as Adobe Benelux shall from time to time reasonably require including but not limited to a quarterly business review (which will be held in the month following expiry of each Adobe Financial Quarter during the Contract Term) to review performance of the Services in the preceding quarter, problems encountered and to set goals and objectives and the other regular meetings scheduled in relation to Services.

    (b) Adobe Systems.  Sykes US shall set up and maintain effective Management Teams primarily dedicated to Adobe Systems. Sykes US shall ensure that the relevant members of the Management Teams shall attend and hold such meetings as Adobe Systems shall from time to time reasonably require including but not limited to the QBR (which will be held in the month following expiry of each Adobe Financial Quarter during the Contract Term) and any other regular meetings as may be scheduled in relation to each of the Services.

  3.11  Quality Control.

  Sykes shall at all times comply with applicable quality control schedules and metrics in effect including, but not limited to, those performance parameters related to call waiting times, accuracy of issue logs or any order input, accuracy in responses to customer inquiries, including technical, and confirmation of orders. Sykes shall immediately report any quality and quality control issues to Adobe Benelux and/or Adobe Systems, as appropriate and shall provide quality status as reasonably requested by Adobe Benelux and/or Adobe Systems and at any scheduled meetings related to quality control. Any problems or issues related to quality control shall be addressed immediately and prompt status reports provided to Adobe Benelux and/or Adobe Systems upon request. Any breach in quality, as determined by Adobe in its sole discretion, shall be considered a material breach of this Agreement, and appropriate termination proceedings pursuant to Section 14 apply.

3.11.1	Adobe Benelux

  In addition to any specific quality control mechanisms included from time to time in any Services Schedules and/or any applicable statement of work and without prejudice to the Performance Standards, Adobe Benelux shall be entitled:

    (a)
    upon twenty-four (24) hours' advance notice to Sykes Asia and Sykes Europe, to monitor responses to Incoming Requests (whether calls taken or e-mails or other written responses supplied or otherwise) and to analyze the quality and quantity of call logging; and

    (b)
    at any time(s) and as it deems appropriate to carry out written, telephone or other surveys of End Users and ASN Members as to their experience with Services provided to them.

3.11.2	Adobe Systems

  In addition to any specific quality control mechanisms included from time to time in any Services Schedules and without prejudice to the Performance Standards, Adobe Systems shall be entitled:

    (a)
    upon twenty-four (24) hours' advance notice to Sykes US, to monitor responses to Incoming Requests (whether calls taken or e-mails or other written responses supplied or otherwise) and to analyze the quality and quantity of call logging; and

    (b)
    at any time(s) and as it deems appropriate to carry out written, telephone or other surveys of End Users and ASN Members as to their experience with Services provided to them.

  3.12  Right of Audit.

  Upon ten (10) days notice to Sykes Europe and/or Sykes Asia, Adobe Benelux shall have the right to inspect and audit all the relevant records of Sykes Europe and/or Sykes Asia, as appropriate, to ensure compliance with the terms of this Agreement. Similarly, upon ten (10) days' notice to Sykes US, Adobe Systems shall have the right to inspect and audit all the relevant records of Sykes US to ensure compliance with the terms of this Agreement. Any audit by Adobe Systems or Adobe Benelux shall be conducted only by a certified public accountant whose fee is paid by Adobe Systems or Adobe Benelux, as appropriate, and shall be conducted during regular business hours at Sykes Europe/Sykes Asia or Sykes US offices, as appropriate, and in such a manner as not to unreasonably interfere with normal business activities.

4.  SERVICES

  4.1  Services to be Supplied

  Subject to the terms of this Agreement, Sykes Europe and Sykes Asia agree to provide Adobe Benelux with the Asia Services and Europe Services during the Contract Term at the prices set out in the Charge Schedule in accordance with the terms set out in the Schedule. Subject to the terms of this Agreement, Sykes US agrees to provide Adobe Systems with the North America Services during the Contract Term at the prices set out in the Charge Schedule in accordance with the terms set out in the appropriate Schedule and/or any applicable statement of work.

  4.2  Recruitment, Training and Teams

  Sykes Europe, Sykes Asia and Sykes US shall recruit CSRs and shall ensure that the Services Team for Adobe Benelux and Adobe Systems shall at all times meet the requirements in all material respects (which shall mean that there are no adverse or detrimental effects on the Performance Standards) in terms of numbers, structure and seniority. Sykes Europe, Sykes Asia and Sykes US shall ensure that all members of the Services Team undergo and satisfactorily complete the Training and without prejudice to the foregoing, that the Services Team is at all times adequately trained and resourced in accordance with Adobe Benelux' and Adobe Systems' needs and reasonable requirements from time to time. Sykes Europe, Sykes Asia and Sykes US shall monitor all CSRs and obtain training evaluations from such CSRs. Sykes Europe's, Sykes Asia's and Sykes US' compliance with this provision shall not relieve Sykes Europe, Sykes Asia and Sykes US of their independent obligations to achieve Performance Standards.

  4.3  Performance Standards

  Sykes Europe, Sykes Asia and Sykes US shall perform their respective Services to the Performance Standards set out in the Schedule. Sykes Europe, Sykes Asia and Sykes US further acknowledge and agree that a consistent failure to meet the standards, goals and objectives identified in the Performance Metrics shall be deemed to be a material breach of this Agreement as specified in Clause 14.3.

5.  REMUNERATION [subject to charges schedule]

  5.1  Invoicing

    (a)
    Within nineteen (19) days of the end of each Adobe Financial Month during the Contract Term, Sykes Europe and Sykes Asia shall invoice Adobe Benelux and Sykes shall invoice US Adobe Systems for all work carried out in the previous Adobe Financial Month calculated as set out in the Charges Schedule. Such invoices shall clearly specify amounts due for each of the Services in accordance with the Performance Standards and the Charges Schedule. Unless otherwise requested by Adobe, invoices from Sykes Asia shall be submitted to Adobe Benelux billed in Philippine Pesos, invoices from Sykes Europe shall be submitted to Adobe Benelux billed in Pound Sterling, and invoices from Sykes US shall be submitted to Adobe Systems billed in US Dollars. Each invoice shall be accompanied by such supporting documentation and vouchers as Adobe Benelux or Adobe Systems may reasonably require. Except as provided in Clause 5.2, and further provided that such invoice is accurate and fully supported, Adobe Benelux and Adobe Systems, as appropriate, agree to pay each such invoice within sixty (60) days of the date of such invoice which for the avoidance of doubt shall be the date of the end of the relevant Adobe Financial Month.

    (b)
    Within nineteen (19) days of the end of each Adobe Financial Month, Sykes Europe, Sykes Asia and Sykes US shall also provide Adobe Benelux or Adobe Systems, as appropriate, with a written statement of the amounts received by Sykes Europe, Sykes Asia and Sykes US on behalf of Adobe Benelux or Adobe Systems, as appropriate, during the previous Adobe Financial Month from all sources in relation to Services provided. Sykes Europe, Sykes Asia and Sykes US shall each ensure that all sums received or receivable in this respect shall be payable to and paid to Adobe Benelux and Adobe Systems, as appropriate, and shall be paid into such nominated Adobe Benelux and Adobe Systems accounts, as appropriate, and as Adobe Benelux and Adobe Systems shall notify Sykes Europe, Sykes Asia and Sykes US, as appropriate, from time to time. In no event and under no circumstances shall Sykes Europe, Sykes Asia and Sykes US receive sums from any End Users or Members or in any other manner on its own account in relation to the Services but if for any reason any such sums are received, they shall be held in trust for Adobe Benelux or Adobe Systems, as appropriate, and immediately paid to Adobe Benelux or Adobe Systems in such manner as Adobe Benelux or Adobe Systems shall direct.

  5.2  Withholding Payment

  Without prejudice to its other rights hereunder neither Adobe Benelux nor Adobe Systems shall not be obliged to make payment of any sums pursuant to Clause 5.1 if:

    (a)
    Sykes Europe, Sykes Asia or Sykes US has unreasonably refused or failed to perform any Services as and when requested by Adobe Benelux or Adobe Systems, as appropriate; or

    (b)
    Sykes Europe, Sykes Asia or Sykes US has failed to perform any or all of the Services in accordance with the Performance Metrics such that, in Adobe Benelux' or Adobe Systems' judgement, there has been or is likely to be a materially adverse effect on the Service(s) in question; or

    (c)
    any of the circumstances specified in Clause 14.3 has arisen.

  5.3  No Expenses

  Except as specifically provided herein Sykes Asia, Sykes Europe and Sykes US shall not be entitled to receive any remuneration or be reimbursed in respect of any expenses incurred by it in the performance of its duties hereunder.

  5.4  VAT

  Unless otherwise agreed by Adobe in writing, all payments due hereunder shall be exclusive of Value Added Tax or its equivalent and shall be made in US dollars.

  5.5  Accounts and Records

    (a)
    Sykes Asia, Sykes Europe and Sykes US shall each keep full, adequate and accurate books of account and other records reflecting the management, operation and financial results of the Services at its normal place of business. Such books and records shall, at all times, be kept in all material respects in accordance with good administrative, and secretarial practice and generally accepted accounting principles. Title to such books and records shall vest in Sykes Asia, Sykes Europe or Sykes US, as appropriate.

    (b)
    Such books of account and all relevant records shall be open upon reasonable prior notice during normal working hours and at reasonable intervals for inspection by a duly authorized representative or representatives of Adobe Benelux or Adobe Systems for the purpose of verifying the accuracy of all payments made or to be made by or to Adobe Benelux or Adobe Systems pursuant to this Clause 5. Provided that Adobe Benelux or Adobe Systems has access to all information necessary to verify the accuracy of all payments made to or to be made by Adobe Benelux or Adobe Systems, as appropriate, pursuant to this Clause 5, Sykes Asia, Sykes Europe and Sykes US shall not be obligated to provide Adobe Benelux or Adobe Systems, as appropriate, with access to records relating to their profitability in the provision of Services or access to any records containing their other client information. For the avoidance of doubt, where such records may contain Adobe Benelux or Adobe Systems information and information relating to other Sykes Asia, Sykes Europe and Sykes US clients, Sykes Asia, Sykes Europe and Sykes US shall provide Adobe Benelux or Adobe Systems, as appropriate, with properly redacted versions of such records.

  5.6  Interest

  Interest shall be payable on all sums which are due and payable hereunder to or by Adobe Benelux or Adobe Systems (other than amounts which are the subject of a bona fide dispute between the parties) from the due date for payment as specified herein until payment in full is made at the rate of 1.5% per month or the maximum rate permitted by law, whichever is lower.

  5.7  Review

  Without prejudice to the other provisions of this Clause 5 but subject to the provisions of Clause 5.8, the parties agree that the Charges Schedule shall be reviewed by the parties on an annual basis with the first such review occurring one (1) year after the Effective Date. Such reviews shall be conducted in order to ensure that the Charges Schedule is competitive. If, following any such review, the parties are not able to agree a new Charges Schedule, the last Charges Schedule shall remain in force until the next review subject to this Clause 5. It is acknowledged and agreed between the parties that, notwithstanding each such review, there is no obligation on Adobe Benelux or Adobe Systems to instruct Sykes Asia, Sykes Europe and Sykes US, as appropriate, to provide Adobe Benelux or Adobe Systems with any Service during the Contract Term.

  5.8  Most Favorable Terms

  If at any time during the Contract Term Sykes Asia, Sykes Europe and Sykes US or any Sykes Associated Company provides services similar to the Services or any of them to any third party on terms which are more favourable in respect of such services than the terms provided herein then the parties agree that the terms applying to provision of such Services hereunder shall at the request of Adobe Benelux or Adobe Systems, as appropriate, be amended to provide for such favourable terms but nothing contained in this Clause 5.8 shall oblige Sykes Asia, Sykes Europe and Sykes US to disclose the identity of any such third party. Sykes Asia, Sykes Europe and Sykes US shall be bound to appropriately inform Adobe Benelux or Adobe Systems immediately if any such circumstances arise.

6.  CLIENT GROUP MANAGER

In order for Adobe Benelux and Adobe Systems to monitor and review the appropriate Services, Sykes Asia, Sykes Europe and Sykes US undertake and agree to appoint one individual to be primarily responsible to Adobe for the Services who shall be the Client Group Manager. The Client Group Manager shall meet with such of Adobe Benelux' or Adobe Systems' management, as appropriate, and, as Adobe Benelux or Adobe Systems shall deem necessary, no less frequently than once each month during the Contract Term, or more frequently if this is required by the relevant Performance Standard or by Adobe Benelux or Adobe Systems at any time during the Contract Term. In addition, Sykes Asia, Sykes Europe and Sykes US undertake and agree to appoint a separate service manager for each or any of the Services, if requested by Adobe Benelux or Adobe Systems. For the avoidance of doubt this Clause 6 is without prejudice to any other managing structure requirement or reporting requirement specified in any Performance Standards or Performance Metrics or elsewhere in this Agreement.

7.  RISK AND INSURANCE

  7.1  Adobe Benelux and Adobe Systems Property

  Sykes Asia, Sykes Europe and Sykes US agree that all property of Adobe Benelux or Adobe Systems to be held in their possession of or under their control pursuant to this Agreement shall be held at the risk and liability of Sykes Asia, Sykes Europe and Sykes US, as appropriate, notwithstanding that title to such property shall at all times remain with Adobe Benelux or Adobe Systems, as appropriate.

  7.2  Insurance

  Sykes Asia, Sykes Europe and Sykes US shall obtain and maintain Commercial General Liability (including Products and Completed Operations coverage and Contractual Liability Coverage), Workers' Compensation and Employers Liability according to statute and Professional Indemnity insurance policies with limits of not less than [*] for each of such policies and All Risk Property Coverage with limits covering no less than the full value of all Adobe Property and Inventory. All insurance policies must be written through insurers rated no less than A- by AM Best and must be Admitted in the location being insured. Coverage must be affected in respect of Vendor's liabilities hereunder both during the Contract Term and for a period of five years after its expiry or termination. For as long as such insurance is required as aforesaid, upon request by Adobe, Sykes Europe, Sykes Asia and Sykes US shall submit to Adobe certificates of insurance evidencing all relevant insurance policies which will be provided at least 30 days prior to renewal or material change in coverage; such evidence of payment of premiums (including payment receipts) as Adobe shall reasonably require in respect of such insurance to show that it has been obtained and renewed. Adobe shall be named Additional Insured under all liability policies. All policies will be primary and non-contributing and will provide waivers of subrogation for Adobe.

8.  CONFLICT OF INTEREST AND PUBLICITY

  8.1  Good faith

  Each party undertakes at all times to perform its obligations and exercise its rights hereunder with the utmost good faith (which includes in the case of Adobe Benelux and Adobe Systems the right to assign).

* CONFIDENTIAL TREATMENT REQUESTED

  8.2  Press Releases

  The parties agree that neither of them shall make any press release or originate any other publicity regarding this Agreement or the Services or make any announcement or publication whatsoever which involves the name of the other party without the prior written consent of the other party hereto. Without prejudice to the foregoing generality, neither party shall at any time without the prior written consent of the other party make or cause or give permission to any employee or any third party to make any untrue or misleading statement in relation to Sykes Asia, Sykes Europe and Sykes US, any Sykes Associated Company, Adobe Benelux and/or Adobe Systems, nor in particular after the termination of this Agreement represent or cause or permit any representation to be made that Sykes Asia, Sykes Europe or Sykes US is connected with Adobe Benelux and/or Adobe Systems in relation to the provision of the Services save as required by law or as is publicly available.

9.  CONFIDENTIALITY

  9.1  Confidential Information and Materials

    (a)
    For the purposes of this Agreement, "Confidential Information" shall mean any and all technical and non-technical information in any form, including patent, trade secret and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to current, future and proposed products and services of Adobe Benelux or Adobe Systems, as appropriate, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information. Without prejudice to the foregoing generality, "Confidential Information" shall also include any and all information contained in any and all Adobe Databases to which Sykes Asia, Sykes Europe or Sykes US may have access under this Agreement.

    (b)
    For the purposes of this Agreement, "Confidential Materials" shall mean all tangible materials containing Confidential Information including, without limitation, all written or printed documents and computer disks, tapes or CD-ROMs, whether machine or user readable, all PDF (portable document format) files and databases containing any Confidential Information.

  9.2  Property of Adobe Benelux and Adobe Systems

  All Confidential Information and/or Confidential Materials, and any Intellectual Property rights embodied therein, shall remain the sole and exclusive property of Adobe Benelux or Adobe Systems, as appropriate hereunder. Upon termination or expiry of this Agreement, all Confidential Materials, including any copies thereof which Adobe Benelux or Adobe Systems has authorized Sykes Asia, Sykes Europe and Sykes US to make, as appropriate, shall be returned to Adobe Benelux or Adobe Systems, as appropriate, immediately.

  9.3  Restrictions

  Sykes Asia, Sykes Europe and Sykes US agree that it shall not make use of, disseminate or in any way disclose the Confidential Information or the Confidential Materials to any person, firm, business, company or organization, except to the extent necessary to strictly comply with its obligations hereunder and only to those individuals who sign the Non-Disclosure Agreement provided by Adobe. For the avoidance of doubt, (a) Sykes Asia, Sykes Europe and Sykes US shall each not be entitled to use the Confidential Information and/or the Confidential Materials for any purpose other than to the extent strictly necessary to comply with its obligations hereunder. Sykes Asia, Sykes Europe and Sykes US shall each not circulate (by fax, electronic mail or any other method) any of the Confidential Materials to any End User and (b) the Confidential Materials are provided to Sykes Asia, Sykes

  Europe and Sykes US to use as a resource in providing the Services and Sykes Asia, Sykes Europe and Sykes US shall each not publish any of the Confidential Materials.

  9.4  Degree of Care

  Without prejudice to any other obligation under this Agreement, Sykes Asia, Sykes Europe and Sykes US agree that it shall treat all Confidential Information and all Confidential Materials with the same degree of care as it accords to its own confidential information, and Sykes Asia, Sykes Europe and Sykes US each represent that it uses best efforts to protect its confidential information. Sykes Asia, Sykes Europe and Sykes US may each disclose the Confidential Information and the Confidential Materials only to their employees who have signed a nondisclosure agreement to such effect and who have a need to know such Confidential Information and/or need to use such Confidential Materials and who have previously agreed in writing to be bound by the terms and conditions of this Agreement as they relate to Confidential Information and Confidential Materials.

  9.5  Care of Confidential Information

  Adobe Benelux and Adobe Systems each agree to treat as confidential any information which is proprietary to Sykes Asia, Sykes Europe and Sykes US and is made available to Adobe Benelux and Adobe Systems during the Contract Term at Adobe Benelux' and Adobe Systems' request, and to ensure that all appropriate precautions are in place to ensure that all such confidential information is treated as confidential by it, its officers and employees. Sykes Asia, Sykes Europe and Sykes US each agree to treat as confidential any information which is proprietary to Adobe Benelux and Adobe Systems and is made available to Sykes Asia, Sykes Europe or Sykes US during the Contract Term and to ensure that all appropriate precautions are in place to ensure that all such confidential information is treated as confidential by it, its officers and employees, and not limited to procedures for securing such Confidential Information in separate and locked locations as may be appropriate. The foregoing obligation shall cease when the said information enters the public domain, provided that this was not the result of a breach of the foregoing obligation by the recipient party of the information. Adobe Benelux and Adobe Systems each reserves the right to disclose information provided by Sykes Asia, Sykes Europe and Sykes US, as appropriate, in the event of any legal or administrative authority in any relevant jurisdiction so requesting such information, as well as in the event of any proceedings, either legal or administrative, in order to preserve Adobe Benelux' or Adobe Systems' interests PROVIDED THAT Adobe Benelux or Adobe Systems shall use all reasonable efforts to ensure that Sykes Asia, Sykes Europe and Sykes US, as appropriate, is notified before such disclosure (if possible) or immediately thereafter.

10.  SYKES ASIA, SYKES EUROPE AND SYKES US UNDERTAKINGS

  10.1  Undertakings

  Sykes Asia, Sykes Europe and Sykes US each hereby agree that during the Contract Term each will:

    (a)
    require all employees and independent contractors to sign any confidentiality agreement, as may be provided by Adobe, prior to any access to Adobe proprietary or Confidential Information; and shall perform background investigations to include, at a minimum, criminal checks, both felony and misdemeanors and appropriate social security verification;

    (b)
    shall not allow unauthorized employees, contractors or visitors access to Adobe proprietary or Confidential Information or controlled-access areas;

    (c)
    shall maintain visitor logs for any controlled access areas containing Adobe proprietary or Confidential Information and/or other high risk assets materials, as may be identified by Adobe from time to time, such logs available for review by Adobe upon request;

    (d)
    take such action in relation to its employees, agents and sub-contractors as Adobe Benelux or Adobe Systems may from time to time reasonably require in order to secure the effective performance by Sykes Asia, Sykes Europe and Sykes US of its respective obligations hereunder;

    (e)
    without prejudice to the obligations contained in Clause 3.9 of this Agreement, ensure that all systems, equipment, machinery and/or software employed by Sykes Asia, Sykes Europe and Sykes US for provision of their respective Services shall be of adequate quality for the performance of such Services and shall ensure that they are well maintained and shall ensure that all payments due to third parties in respect thereof whether by way of maintenance or otherwise shall be timeously paid save in the case of any bona fide dispute;

    (f)
    not, to the best of its knowledge and belief, make any illegal use of any software licensed from any third party in the performance of Services;

    (g)
    not use Adobe Benelux' or Adobe Systems' trade marks, trade names, service marks or logo(s) (except as expressly permitted hereunder in relation to the Services) without obtaining appropriate Adobe Benelux' or Adobe Systems' prior written consent;

    (h)
    not sub-contract its performance of any or all of the Services to any third party or appoint an agent without Adobe Benelux' or Adobe Systems' prior written consent and such consent shall only be given inter alia (i) on the basis that Sykes Asia, Sykes Europe and Sykes US each remain entirely liable for the acts and omissions of each such sub-contractor or agent and (ii) provided that each such sub-contractor or agent expressly agrees to assign to Adobe Benelux or Adobe Systems, as appropriate, or such party(ies) as Adobe Benelux or Adobe Systems, as appropriate, may designate all Intellectual Property that the sub-contractor or agent may create or develop in its provision of the Service(s) on like terms to those contained in Clause 3.8;

    (i)
    perform the Services in conformity with all local laws in the territories covered by this Agreement, including but not limited to those in the area of data protection, taxation, privacy, competition and advertising;

    (j)
    without prejudice to Clause 10.1(i), in collecting, processing, recording, storing, registering, disclosing, transferring and using data and in maintaining records, comply fully with any applicable privacy protection regulations, data protection regulations and other applicable laws. Without limiting the generality of the foregoing, Sykes Asia, Sykes Europe and Sykes US shall each make all appropriate registrations and shall each apply for all appropriate authorizations, approvals, and/or licences so as to enable an inspection and/or audit as may be appropriate or the transfer of the data to Adobe Benelux or Adobe Systems, as appropriate, and any third party(ies) designated by Adobe Benelux or Adobe Systems, as appropriate, and their corresponding holding and use by Adobe Benelux or Adobe Systems and any third party(ies) designated by Adobe Benelux or Adobe Systems for any purposes specified by Adobe Benelux or Adobe Systems, as appropriate, and insofar as permitted under the applicable privacy protection regulations and the applicable data protection regulations. Sykes Asia, Sykes Europe and Sykes US shall each defend, indemnify and hold Adobe Benelux and Adobe Systems and its successors, officers, directors and employees and all third party(ies) designated by Adobe Benelux or Adobe Systems, as appropriate, harmless against any and all costs, expenses, liabilities, losses, damages, injunctions, interdicts, suits, actions, fines, penalties, claims, proceedings and demands of every kind or nature (including but not limited to reasonable legal fees) made against or incurred by the indemnified party in respect of claims by any person whose data are registered, or by any government entity enforcing privacy regulations, data protection regulations or any other applicable laws, or any other party based on any regulations or any other applicable laws in connection with the data collected, processed, stored, registered, disclosed, maintained or transferred by Sykes Asia, Sykes Europe or Sykes US or in connection with the use by Adobe Benelux or Adobe Systems or any other party(ies) designated by Adobe Benelux or Adobe Systems, as appropriate, of such data provided that Adobe Benelux or Adobe Systems has complied with its obligations under applicable data protection regulations and any other relevant regulations in respect of such data. Sykes Asia, Sykes Europe and Sykes US' obligations of indemnification shall survive the expiry or termination of this Agreement.

  10.2  Third Parties

  For the purposes of this Clause 10, "third party" shall include, without limitation, any Sykes Associated Company.

  10.3  Facility Certification

  Unless otherwise approved by Adobe, any Services by Sykes Europe, Sykes Asia and Sykes US from call or fulfillment centers shall be provided at the Europe Call Center Facility, Asia Call Center Facility and North America Call Center Facility, respectively. Each call center facility shall comply with any standards and specification provided herein or otherwise agreed to by the parties from time to time. The North America Call Center Facility shall be certified by Sykes US to comply with the COPC-2000 technical support standard by [*]. Sykes further agrees that the Europe Call Center Facility, Asia Call Center Facility and any other international site supporting Adobe Benelux' technical support business shall comply with the COPC-2000 technical support standard and any other international technical support standard, as agreed to by Sykes and Adobe Benelux, by [*]. Sykes Europe, Sykes Asia and Sykes US, as appropriate, shall be compliant to the customer metrics and reporting requirements, available at www.copc.com, by January 1, 2000.

11.  LIABILITY

  11.1  Errors or Omissions

  Sykes Asia, Sykes Europe and Sykes US each agree to indemnify and hold harmless Adobe Benelux and Adobe Systems, as appropriate, and its successors, officers, directors and employees from all and any costs, expenses, liabilities, losses, damages, injunctions, interdicts, suits, actions, fines, penalties, claims, proceedings and demands of every kind or nature (including but not limited to Adobe Benelux' and Adobe Systems' reasonable legal fees) made against or incurred by the indemnified party as a result of misrepresentation, wilful or negligent act, error or omission on the part of Sykes Asia, Sykes Europe and Sykes US, its employees or sub-contractors arising out of or in any way connected with Sykes Asia's, Sykes Europe's and Sykes US' performance of the Services.

  11.2  Data Corruption

  Without prejudice to their obligations hereunder, Sykes Asia, Sykes Europe and Sykes US each shall take all reasonable steps in the performance of their respective Services to secure that any data (which is made available to and/or processed by Sykes Asia, Sykes Europe and Sykes US) and the Adobe Benelux or Adobe Systems networks do not suffer from any corruption, deterioration or alteration or addition to them (other than as specifically provided for in terms of this Agreement) or the generation of any errors, defects or malfunctions therein caused by:

    (a)
    the use or failure of use by Sykes Asia, Sykes Europe and Sykes US of any code, data, media, material, firmware, or software at any time during the Contract Term; or

    (b)
    any computer instruction, circuitry, "virus", "worm", "Trojan horse" or "logic bomb" (as these words are generally understood as at the Effective Date within the computer industry) or any other technological means whose purpose is to disrupt, damage or interfere with Adobe Benelux' or Adobe Systems' use, as appropriate, of its computer and/or telecommunications facilities, or any other similar matter or thing resulting from such use or failure as specified in Clause 11.2(a) which comes into existence or is introduced during the Contract Term.

* CONFIDENTIAL TREATMENT REQUESTED

  11.3  Other Liabilities

  Without prejudice to the provisions of Clause 11.1 Sykes Asia, Sykes Europe and Sykes US each hereby agree to defend, indemnify and hold harmless Adobe Benelux and Adobe Systems and its successors, officers, directors and employees from all and any costs, expenses, liabilities, losses, damages, injunctions, interdicts, suits, actions, fines, penalties, claims, proceeding and demands of every kind or nature (including but not limited to Adobe Benelux' and Adobe Systems' reasonable legal fees) made against or incurred by the indemnified party arising from:

    (a)
    the misuse by Sykes Asia, Sykes Europe or Sykes US of any Adobe Database to which it may have access hereunder or of any part thereof: and/or

    (b)
    any failure by Sykes Asia, Sykes Europe or Sykes US to carry out any or all of their respective Services strictly in accordance with its obligations in this Agreement and/or in respect of any negligent act or omission of Sykes Asia, Sykes Europe or Sykes US in the provision of any or all of their respective Services.

  11.4  Notification of Claims

  If any action or claim shall be brought against Adobe Benelux or Adobe Systems in respect of which indemnity may be sought from Sykes Asia, Sykes Europe or Sykes US under this Agreement, Adobe Benelux or Adobe Systems shall promptly notify Sykes Asia, Sykes Europe and Sykes US, as appropriate, in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. Adobe Benelux and Adobe Systems shall co-operate with Sykes Asia, Sykes Europe and Sykes US, as appropriate, at Sykes Asia, Sykes Europe and Sykes US' expense, as appropriate, in all reasonable respects in connection with the defense of any such action. Sykes Asia, Sykes Europe and Sykes US each undertakes to conduct all proceedings or negotiations in connection therewith, assume the defense thereof, and shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be satisfactory to Adobe Benelux and Adobe Systems (acting reasonably), and payment of all expenses. Adobe Benelux and Adobe Systems shall have the right to employ separate counsel and participate in the defense thereof. As part of the indemnity contained in this Agreement, Sykes Asia, Sykes Europe and Sykes US shall reimburse Adobe Benelux and Adobe Systems upon demand for any payments made or loss suffered by it, based upon the judgement of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect of any damages to which the foregoing relates.

  11.5  No Indemnity

  Nothing in this Agreement shall render Adobe Systems or Adobe Benelux liable to indemnify Sykes Asia, Sykes Europe, Sykes US or any third party in respect of any liability of any kind incurred by Sykes Asia, Sykes Europe, Sykes US or any third party.

  11.6  Survival of Terms

  The indemnities given by Sykes Asia, Sykes Europe or Sykes US pursuant to this Clause 11 shall survive the termination or expiry of this Agreement however caused.

  11.7  Maximum Liability

  Subject to the provisions of Clause 11.8, the maximum individual aggregate liability of Sykes US separately, Sykes Europe or Sykes Asia, under this Agreement or otherwise (whether or not caused by the negligence of Sykes Asia, Sykes Europe or Sykes US, its employees or sub- contractors) arising out of or connected with the provision or purported provision of or failure in the provision of their respective Services to Adobe Benelux or Adobe Systems, as appropriate, including the indemnities given hereunder, but specifically excluding any breach or breaches by Sykes Asia, Sykes Europe or Sykes US of any obligation to collect, remit or pay to Adobe Benelux or Adobe Systems, as appropriate, any sums owed them by Sykes Asia, Sykes Europe or Sykes US or any third party in connection with the Services (in which case their liability shall be unlimited), shall in no circumstances be greater than US$[*].

  11.8  No Exclusion for Death/Personal Injury

  Neither party excludes or limits its liability for death or personal injury to the extent only that the same arises as a direct result of the negligence of that party or its employees.

  11.9  Exclusion for Adobe Benelux or Adobe Systems Default

  Sykes Asia, Sykes Europe and Sykes US each expressly exclude and/or limits its liability hereunder to the extent that such liability arises by reason of any default (whether wilful or negligent) by Adobe Benelux or Adobe Systems, as appropriate, in the performance of its obligations hereunder.

12.  ADOBE BENELUX OR ADOBE SYSTEMS SUPPORT

  12.1  Technical Information

  Provided all necessary security is in place prior to any access, Adobe Benelux and Adobe Systems each agrees to make available to Sykes Asia, Sykes Europe or Sykes US, as appropriate, all information, technical knowledge, product sales information, documentation and support which may be reasonably required by Sykes Asia, Sykes Europe and Sykes US to provide their respective Services but that on the understanding that Sykes Asia, Sykes Europe and Sykes US shall be deemed to have the expertise and ability of a reasonably skilled provider of services similar to their respective Services. Adobe Benelux and Adobe Systems shall, as appropriate, ensure that Sykes Asia, Sykes Europe and Sykes US each have access to all necessary networks and Adobe Databases for the purpose of providing their respective Services hereunder. For the avoidance of doubt, any and all information provided by Adobe Benelux or Adobe Systems to Sykes Asia, Sykes Europe or Sykes US, as appropriate hereunder, shall be deemed to be Confidential Information of Adobe Benelux or Adobe Systems, as appropriate.

  12.2  License of Products

  Without prejudice to the other provisions hereof, Adobe Benelux and Adobe Systems each undertakes and agrees to grant or procure for Sykes Asia, Sykes Europe and/or Sykes US, as appropriate, a non- exclusive, non-transferable, royalty-free limited license to use such number of copies of each Adobe Product as Adobe Benelux or Adobe Systems may deem necessary for Sykes Asia, Sykes Europe or Sykes US, as appropriate, to perform each of the Services PROVIDED THAT Sykes Asia, Sykes Europe or Sykes US each shall not use any Adobe Product for any purpose other than the performance of the relevant Service for which the relevant license is granted, and further provided that (without prejudice to Clause 13) Sykes Asia, Sykes Europe and Sykes US each shall at all times comply with the terms and conditions of Adobe Benelux' or Adobe Systems' End User licence agreement for such Adobe Products.

* CONFIDENTIAL TREATMENT REQUESTED

13.  PERMITTED USES AND INTELLECTUAL PROPERTY RIGHTS

  13.1  Restriction

  Sykes Asia, Sykes Europe and Sykes US each agree not to translate any Adobe Product into another computer language, in whole or in part. Sykes Asia, Sykes Europe and Sykes US each shall not make copies or make media translations of any Adobe Product including without limitation any user documentation supplied herewith in whole or in part without appropriate Adobe Benelux or Adobe Systems prior written approval. Sykes Asia, Sykes Europe and Sykes US each agree that if, for any reason, it comes into possession of any source code or portion thereof for any Adobe Product not provided by Adobe Benelux or Adobe Systems or its licensors as a part of an Adobe Product it shall not use or disclose such source code and it shall immediately deliver all copies of such source code to Adobe Benelux or Adobe Systems, as appropriate. Nothing contained in this Agreement shall be interpreted so as to exclude or prejudice the rights (if any) of Sykes Asia, Sykes Europe and Sykes US or any End User under the European Directive on the Legal Protection of Computer Programs (as implemented in the relevant jurisdiction) with respect to the Adobe Products.

  13.2  Safeguarding Products

  Sykes Asia, Sykes Europe and Sykes US agree to take all reasonable action to safeguard the Products while in its possession against all probable or foreseeable risks or wrongful obtaining by others and shall take such security measures as are reasonably necessary for those purposes.

  13.3  Adobe's Intellectual Property

    (a)
    Sykes Asia, Sykes Europe and Sykes US acknowledge that the structure, organization and code of the Adobe Products are proprietary to Adobe Systems, its licensors and suppliers, and that the Products, including but not limited to any manuals and marketing materials, are the Intellectual Property of Adobe Systems, its licensors and suppliers. Adobe Systems, its licensors and/or suppliers retain exclusive ownership of the Intellectual Property rights vested in the Products and any and all trade marks licensed to Sykes Asia, Sykes Europe and Sykes US, as appropriate, in accordance with Clause 3.7 (the "Trade Marks") and Sykes Asia, Sykes Europe and Sykes US each shall take all reasonable measures to protect the Intellectual Property rights of Adobe Systems, its licensors and suppliers in the Products and the Trade Marks including but not limited to providing such assistance and taking such measures as are reasonably requested by Adobe Systems from time to time.

    (b)
    Except as provided herein, Sykes Asia, Sykes Europe and Sykes US is not granted any rights to any Intellectual Property or any other rights, franchises or licences with respect to the Trade Marks. Without prejudice to the foregoing, Sykes Asia, Sykes Europe and Sykes US each acknowledge and agree that any and all Intellectual Property rights in and to any Adobe Database to which Sykes Asia, Sykes Europe or Sykes US may have access hereunder are and shall remain the Intellectual Property of Adobe Benelux, Adobe Systems, its licensors and/or suppliers. Sykes Asia, Sykes Europe or Sykes US each hereby assign any and all present and future Intellectual Property rights, if any, in Sykes Asia's, Sykes Europe's and Sykes US' updates of the Adobe Databases and any authoring, localization or translation by Sykes Asia, Sykes Europe or Sykes US of any items(s) contained in or entered into any Adobe Database to which Sykes Asia, Sykes Europe or Sykes US has access under this Agreement or any data contained therein, to Adobe Systems. Sykes Asia, Sykes Europe and Sykes US each shall procure waivers of all moral or similar rights which may from time to time subsist in relation to such updates and other works. At any time upon first request, Sykes Asia, Sykes Europe and Sykes US shall take all steps, sign all documents and otherwise fully co-operate with Adobe to secure a binding transfer and waiver of all such rights to Adobe Systems or Adobe Benelux, as requested, all on like terms to those contained in Clause 3.8.

    (c)
    For the avoidance of doubt, all rights of any nature in the Sales and Registration Database (other than Sykes Asia's, Sykes Europe's and Sykes US' or any third party's rights in the underlying software and file and database structures) shall belong to Adobe Benelux or Adobe Systems, as appropriate. Such rights include, but are not limited to database rights and the right to regard such database and all data contained therein as confidential information. Should Adobe Benelux or Adobe Systems wish at any time to relocate, duplicate or transfer the Sales and Registration Database to a location within their own network, Sykes Asia, Sykes Europe and Sykes US, as appropriate, undertake fully and effectively to co-operate with any such relocation, duplication and/or transfer as required by Adobe Benelux or Adobe Systems on such terms as the parties shall agree.

  13.4  Intellectual Property Infringement

    (a)
    Subject to the limitations set forth in this Clause 13.4 and Clause 13.5, Adobe Benelux or Adobe Systems, depending on in which country the claim arises, shall defend and indemnify Sykes Asia, Sykes Europe or Sykes US with respect to all claims, suits or proceedings with respect to any claim that any Adobe Product delivered to Sykes Asia, Sykes Europe or Sykes US by Adobe Benelux or Adobe Systems, as appropriate, in order to allow Sykes Asia, Sykes Europe or Sykes US to fulfill its obligations hereunder infringes any patent, trade mark or copyright provided, however, that (i) Sykes Asia, Sykes Europe or Sykes US promptly notifies Adobe Benelux or Adobe Systems, as appropriate, in writing of such claim, suit or proceeding (ii) Sykes Asia, Sykes Europe or Sykes US gives Adobe Benelux or Adobe Systems, as appropriate, the right to control and direct the investigation, preparation, defense and settlement of any such claim, suit or proceeding (iii) Sykes Asia, Sykes Europe and Sykes US makes no admission of liability, (iv) Sykes Asia, Sykes Europe and Sykes US gives assistance and full co-operation for the defense of same as requested at Adobe Benelux' or Adobe Systems' expense, as appropriate, and further provided that their liability with respect to portions of the Adobe Products provided by or licensed from third parties will be limited to the extent that Adobe Benelux or Adobe Systems is indemnified by such third parties, and (v) the indemnification is limited only of copyrights, trademarks and patents registered or issued in the United States, Switzerland, Australia and European Union countries. Adobe Benelux and Adobe Systems, as appropriate, shall pay any resulting damages, costs and expenses finally awarded or as a result of a settlement made by Adobe Benelux or Adobe Systems to a third party but Adobe Benelux and Adobe Systems are not and shall not be liable for such amounts or for settlements incurred by Sykes Asia, Sykes Europe or Sykes US without its written authorization. If such claim, suit or proceeding has occurred or in Adobe Benelux' or Adobe Systems' opinion is likely to occur, Adobe Benelux or Adobe Systems may at its election and expense either obtain for Sykes Asia, Sykes Europe or Sykes US, as appropriate, the right to continue performing their respective Services with regard to such allegedly infringing Adobe Product, replace or modify the Adobe Product so it is not infringing or remove such Adobe Product from this Agreement;

    (b)
    The provisions of the indemnity set out in Clause 13.4(a) shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of Adobe Products other than as strictly permitted under this Agreement or in any manner for which the Adobe Products were not designed, or for use of the Adobe Products for other than the uses designated by Adobe Benelux or Adobe Systems, for use of any Adobe Product which has been modified by Sykes Asia, Sykes Europe or Sykes US, as appropriate, or any third party (except to the extent such modifications are authorized and approved in writing by Adobe Benelux or Adobe Systems, as appropriate, or expressly permitted hereunder) or for use of any Adobe Products in connection with or in combination with any equipment, devices or software which have not been supplied by Adobe Benelux or Adobe Systems (if such infringement or claim could have been avoided by use of the Adobe Products with other equipment, devices or software). Notwithstanding any other provisions hereof, the indemnity set out in Clause 13.4(a) shall not apply with respect to any infringement based on Sykes Asia's, Sykes Europe's and Sykes US' activities occurring subsequent to its receipt of notice of any claimed infringement unless Adobe Benelux or Adobe Systems shall have given Sykes Asia, Sykes Europe or Sykes US, as appropriate, written permission to continue to use the relevant Adobe Product;

    (c)
    THE FOREGOING CLAUSES 13.4(a) AND (b) STATE THE SOLE AND EXCLUSIVE REMEDY OF SYKES ASIA, SYKES EUROPE OR SYKES US AND THE ENTIRE LIABILITY AND OBLIGATION OF ADOBE, ITS LICENSORS AND SUPPLIERS WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY THE PRODUCTS OR ANY PART THEREOF.

14.  TERM AND TERMINATION

  14.1  Term

  Notwithstanding the date or dates of execution hereof, this Agreement shall be deemed to be effective as of the Effective Date and subject to the provisions of Clause 17.2 shall continue for the Contract Term whereupon it shall automatically expire. There shall be no automatic renewals of this Agreement. This Agreement may only be renewed by the written agreement of both parties.

  14.2  Termination

  A party shall have the right at all times by giving notice in writing to the other appropriate party to terminate this Agreement forthwith on the occurrence of any of the following events:

    (a)
    if the other party commits a breach of any of the terms of this Agreement and fails to remedy the same within 14 days of written notice from the first party requesting remedy of such material or persistent breach and so that for this purpose a breach by any employee, agent or sub-contractor of either party of any of the terms of this Agreement shall be deemed to be a breach by that party;

      (i)
      for the avoidance of doubt, if a party commits a material or persistent breach which is not remedied pursuant to Clause 14.2(a)(i) then the other party shall be entitled to rescind this Agreement and/or seek damages from the party in breach;

      (ii)
      for the purposes of this Clause 14.2, "persistent breach" shall mean breaches which in their cumulative effect materially affect the performance of the relevant party's obligations;

      (iii)
      for the further avoidance of doubt, it is acknowledged and agreed that a material or persistent breach in the provision of any one (or more) of the Services shall entitle the party not in breach to terminate this Agreement.

    (b)
    if the other party is deemed unable to pay its debts (within the meaning of section 123(1) of the Insolvency Act 1986), or if an application for an administration order in relation to it is presented to the Court, or if any steps are taken by it with a view to proposing any kind of composition or arrangement involving its creditors generally (or any class of them), or if any administrative or other receiver or any manager of it or any of its property is appointed, or if any diligence, distress, execution or other process is levied, enforced or sued out against it or its assets and not discharged within 21 days, or if any meeting is convened, resolution passed, petition presented or order made for its winding up, or if an order is made or resolution passed or other action taken for suspension of payments, protection from creditors or bankruptcy of it, or if a liquidator, trustee or similar office is appointed in respect of it, or all or part of its assets (or if any similar event occurs in relation to either party in any jurisdiction outside the United Kingdom);

    (c)
    if either party shall be guilty of conduct tending to bring the other party and/or any associated company of the other (associated with Adobe or a Sykes Associated Company respectively) into disrepute;

    (d)
    for the purposes of this Clause 14.2, where the party in question is Sykes Asia, Sykes Europe or Sykes US, the party shall include any Sykes Associated Company which is involved in providing its respective Services or any of them whether under sub-contract or otherwise or any other sub-contractor whether or not such sub-contractor is registered in its geographic region.

  14.3  Material Breach by Sykes Asia, Sykes Europe or Sykes US

  It is hereby acknowledged and agreed that the following shall amount to a material breach of a term of this Agreement by Sykes Asia, Sykes Europe or Sykes US, such that Adobe Benelux or Adobe Systems, as appropriate, would be entitled to terminate this Agreement pursuant to Clause 14.2 (a):

    (a)
    where Adobe Benelux or Adobe Systems requests any Service in accordance with the provisions hereof and specifies in such request that the end implementation date for provision of the specific Service is linked to a Product which is specified by Adobe Benelux or Adobe Systems (acting reasonably) as being important and Sykes Asia, Sykes Europe or Sykes US fails to meet that end implementation date; or

    (b)
    where Adobe Benelux or Adobe Systems requests any Service in accordance with the provisions hereof and specifies in such request that the end implementation date for provision of the specific Service is linked to any campaign specified by Adobe Benelux or Adobe Systems (acting reasonably) as being important and Sykes Asia, Sykes Europe or Sykes US fails to meet that end implementation date; or

    (c)
    where Sykes Asia, Sykes Europe or Sykes US is in breach of any obligation of confidentiality imposed on it pursuant to this Agreement or is in breach of any security which is put in place at the request of Adobe Benelux or Adobe Systems, as appropriate, which in Adobe Benelux' or Adobe Systems' view (acting reasonably) has a significant adverse effect on Adobe Benelux' or Adobe Systems' business, as appropriate; or

    (d)
    where Sykes Asia, Sykes Europe or Sykes US has knowingly or negligently injured Adobe Benelux' or Adobe Systems' name or damaged Adobe Benelux' or Adobe Systems' goodwill; or

    (e)
    where Sykes Asia, Sykes Europe or Sykes US has used or misused Adobe Benelux' or Adobe Systems' name or any or its trade names, trade marks, service marks or logos other than as expressly provided in this Agreement; or

    (f)
    where Sykes Asia, Sykes Europe or Sykes US has knowingly or negligently used unlicensed third party software or has allowed any Product to be used other than as specified under this Agreement so far as is within its respective control; or

    (g)
    without prejudice to Part 2 of the Schedule where Sykes Asia, Sykes Europe or Sykes US has failed to meet any or all of the Performance Standards; or

    (h)
    where Sykes Asia, Sykes Europe or Sykes US has, in Adobe Benelux' or Adobe Systems' opinion, consistently failed to meet the standards, goals and targets identified in its respective Performance Metrics;

  and, for the avoidance of doubt, time will be of the essence in meeting the various dates specified in paragraphs (a) and (b) of this Clause 14.3. For the avoidance of doubt (i) meeting its respective Performance Standards by Sykes Asia, Sykes Europe or Sykes US shall not he conclusive of Sykes Asia, Sykes Europe or Sykes US, as appropriate, being in compliance with its obligations under this Agreement (other than its obligations to meet its relevant Performance Standards) and (ii) the making of any and all deductions which may be applied by Sykes Asia, Sykes Europe or Sykes US in terms of this Agreement shall be without prejudice to any and all other rights which Adobe Benelux or Adobe Systems, as appropriate, may have in respect of any breach including hut not limited to the right to terminate this Agreement.

  14.4  Change of Control

  Adobe Systems or Adobe Benelux shall be entitled to terminate this Agreement if (i) there is a change in the persons or entities who control 50% or more of the voting security or equity interests of Sykes Asia, Sykes Europe or Sykes US or (ii) in the event of a sale by Sykes Asia, Sykes Europe or Sykes US of 75% or more of its business which is involved in providing the Services.

  14.5  Termination for Convenience

  Notwithstanding the provisions of Clauses 3.1 and 14.1 of this Agreement, Adobe Systems and/or Adobe Benelux may terminate this Agreement at any time without cause and without judicial intervention and without prejudice to the rights and obligations of the parties which have accrued as at the date of termination upon one hundred twenty (120) days' prior written notice to the other party by registered mail with notice of receipt. Notwithstanding the provisions of Clauses 3.1 and 14.1 of this Agreement, Sykes Europe, Sykes Asia and/or Sykes US may terminate this Agreement at any time without cause and without judicial intervention and without prejudice to the rights and obligations of the parties which have accrued as at the date of termination upon [*] prior written notice to the other party by registered mail with notice of receipt.

  14.6  Consequences of Termination

    (a)
    On termination or expiry of this Agreement for any reason Sykes Asia, Sykes Europe or Sykes US will liaise with Adobe Benelux or Adobe Systems, as appropriate, making available for such purposes such Sykes Asia, Sykes Europe and Sykes US liaison staff as Adobe Benelux or Adobe Systems, as appropriate, may reasonably require and acting in good faith to ensure mutually satisfactory handover of the performance of the Services to Adobe Benelux or Adobe Systems, as appropriate, or to a replacement contractor(s). The period of liaison will commence as soon as notices have been given of termination of this Agreement (or the Agreement expires, as the case may be) and will continue for a maximum period of three months after termination or expiry unless otherwise agreed.

    (b)
    Sykes Asia, Sykes Europe and Sykes US each agrees that at the time of termination or expiry of this Agreement it will render all assistance (including that specified in paragraph (a) above), provide all documentation and undertake all actions to the extent necessary to effect an orderly assumption of the Services by Adobe Benelux or Adobe Systems, as appropriate, or by replacement contractor(s), subject to agreeing with Adobe Benelux or Adobe Systems, as appropriate, a fee for its reasonable costs and expenses in so doing without prejudice to any rights of Adobe Benelux or Adobe Systems, as appropriate, to claim damages in the event of termination arising from any breach of this Agreement by Sykes Asia, Sykes Europe and Sykes US. Without prejudice to the foregoing, Sykes Asia, Sykes Europe and Sykes US shall do all things required to transfer the Sales and Registration Database and all data contained therein to Adobe Benelux or Adobe Systems, as appropriate, or its replacement contractors, as above.

* CONFIDENTIAL TREATMENT REQUESTED

    (c)
    Each party undertakes to return to the other party upon termination or expiry of this Agreement any equipment, software, documentation, information or other materials belonging to the other party. Without prejudice to the foregoing generality, Sykes Asia, Sykes Europe and Sykes US each shall deliver immediately to Adobe Benelux or Adobe Systems, as appropriate, all Confidential Information and/or Confidential Materials in its possession including but not limited to any and all copies of Adobe Databases and all registration cards. After any such delivery to Adobe of Confidential Information and/ or Confidential Materials in its possession, Sykes Asia, Sykes Europe and Sykes US each shall destroy all and any electronic records in its possession or on its network and shall provide written certification to Adobe to such effect.

    (d)
    For the avoidance of doubt, until this Agreement expires or is terminated (including during any notice period), Sykes Asia, Sykes Europe and Sykes US shall continue to provide the Services in accordance with the terms of this Agreement including, without limitation, Clause 2.3 and the Performance Standards.

  14.7  Survival of Terms

  Termination or expiry of this Agreement shall not affect the obligations of the parties in terms of Clauses 3.8, 5.2, 5.5, 7, 9, 10.1(i), 11, 13, 14.6, 14.10 and 15 of this Agreement which shall continue notwithstanding termination or expiry.

  14.8  Accrued Rights

  Termination or expiry of this Agreement shall not affect the rights of either party accrued against the other up to the date of termination.

  14.9  Other Rights

  Each party's right of termination as herein provided shall be without prejudice to any other rights and remedies it may have under this Agreement.

  14.10  No Compensation

  Each party understands that the rights of termination or expiry hereunder are absolute. Without prejudice to any right to claim damages for breach of contract, neither party shall incur any liability whatsoever for any other damage, loss or expenses of any kind (with the exception of damage, loss or expense which is the result of wilful misconduct or gross negligence of such party's senior managerial personnel) suffered or incurred by the other arising from or incidental to any termination of this Agreement by such party or any expiry hereof which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses in such circumstances. In particular, without in any way limiting the foregoing, neither party shall be entitled to any damages on account of prospective profits or anticipated sales. Where applicable, Sykes Asia, Sykes Europe or Sykes US each hereby irrevocably agree to waive the benefit of any law or regulation providing compensation to it arising from the termination or expiry or failure to renew this Agreement. Sykes Asia, Sykes Europe or Sykes US each also agree to indemnify and hold harmless Adobe Benelux and Adobe Systems, as appropriate, from any and all claims for compensation asserted by Sykes Asia's, Sykes Europe's or Sykes US' employees and sub-contractors.

15.  RESTRICTIONS

  15.1  Fair and Reasonable

  Sykes Asia, Sykes Europe and Sykes US acknowledge that in the course of this Agreement it is likely to obtain knowledge of Adobe Benelux' or Adobe Systems' trade secrets and other Confidential Information and will have dealings with certain of the customers and suppliers of Adobe Benelux and Adobe Systems and that it is fair and reasonable for Adobe Benelux and Adobe Systems to seek to protect its interests by the provisions of this Clause.

  15.2  Non-Solicitation

  All parties hereby agree that (without prejudice to any other duty implied by law) they will not (whether alone or jointly with or as principal, manager, employee, partner, agent or consultant of or for any other person, firm or company):

    (a)
    at any time during the Contract Term and/or any transitional period described in Clause 14.6 (a), without the prior consent of the other party, endeavour to entice away from the other party or knowingly employ or offer employment to any person who is then, or has been during the Contract Term, a director, employee, consultant or agent of the other party; or

    (b)
    for a period of one (1) year after the termination or expiry of this Agreement, without the prior consent of the other party, endeavour to entice away from the other party or knowingly employ or offer employment to any person who is then a director, employee, consultant or agent of the other party: or

    (c)
    at any time do or say anything likely to be calculated to lead any person, firm or company to breach any contract with the other party or withdraw from the other party any rights of import, supply, distribution or agency now enjoyed by it.

16.  GENERAL

  16.1  Entire Agreement

  This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and this Agreement cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter hereof including but not limited to the statements of work agreed by the parties prior to the Effective Date. The relationship between the parties is as herein described and no partnership, joint venture or agency relationship save as provided herein shall be deemed to subsist between the parties and neither shall have the power to bind the other or to pledge the credit of the other. Sykes Asia, Sykes Europe and Sykes US each shall not say or do anything that might lead any third party to believe that Sykes Asia, Sykes Europe or Sykes US is acting as the agent of Adobe Benelux or Adobe Systems (except insofar as is required in the proper performance of the Services hereunder).

  16.2  No Variation

  None of the provisions of this Agreement may be varied, waived, extended or modified except expressly in writing and signed by any of the parties hereto.

  16.3  No Waiver

  Any omission by any party to exercise any right or remedy available to that party under the terms of this Agreement shall not be taken to signify acceptance of the event giving rise to the right to exercise such right or remedy and shall be without prejudice to the rights of any party which may arise in the future.

  16.4  Severability

  Any provisions of this Agreement which in any way contravene the law of any state or region in which this Agreement is effective shall in such state or region to the extent of such contravention of laws be deemed severable and shall not invalidate any other provision or provisions of this agreement. Without prejudice to the foregoing, where practicable, the parties hereto shall negotiate with a view to replacing any such severed provisions with enforceable provisions to the satisfaction of both parties.

  16.5  Set-Off

  Adobe Benelux and Adobe Systems, will be entitled to set off all sums due to Sykes Asia, Sykes Europe or Sykes US, as appropriate, pursuant to this Agreement against all sums due by Sykes Asia, Sykes Europe or Sykes US to Adobe Benelux or Adobe Systems.

17.  FORCE MAJEURE

  17.1  Definition

  For the purpose of this Agreement "Force Majeure" shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party failing to perform and without limiting the generality thereof shall include the following:

    (a)
    strikes, lock-outs or other industrial action (other than insofar as these involve the party claiming Force Majeure);

    (b)
    civil commotion, riot, invasion, war threat or preparation for war;

    (c)
    fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster;

    (d)
    impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport;

    (e)
    political interference with the normal operations of any party.

  17.2  Suspension

  If any party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, and if such party gives written notice thereof to its respective other party specifying the matters constituting Force Majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for as long as such cause of prevention or delay shall continue up to a period of [*] from the date of service of the said written notice and upon expiry of the said period of [*] either party may by written notice to the other summarily terminate this Agreement without prejudice to the then accrued rights of each party hereunder;

  17.3  Non-Payment not Force Majeure

  For the avoidance of doubt any failure by Sykes Asia, Sykes Europe or Sykes US to supply the Services due to any non-payment by Sykes to any of its vendors shall not constitute a "Force Majeure" under this Clause. In such circumstances Sykes Asia, Sykes Europe or Sykes US, as appropriate, shall be required to make arrangements such that it is able to provide its Services.

18.  ASSIGNMENT

Sykes Asia, Sykes Europe or Sykes US shall not be entitled to assign, sub-contract or sub-license any or all of its rights or obligations hereunder without the prior written consent of Adobe Benelux or Adobe Systems, as appropriate; provided such assignment is to a Sykes Associated Company and it shall be conditioned, inter alia, on Adobe's reasonable belief that the performance of the respective Services as originally undertaken by Sykes Asia, Sykes Europe or Sykes US shall not be adversely affected by the proposed assignment, sub-contract or sublicense. Adobe Benelux' or Adobe Systems' rights and obligations under this Agreement in whole or in part, may be assigned by Adobe.

* CONFIDENTIAL TREATMENT REQUESTED

19.  NOTICES

Save as otherwise expressly provided, all notices and notifications permitted or required under this Agreement shall be in writing and shall be delivered in person or by reputable international courier service to the respective addresses set out on the first page hereof and shall be deemed duly served:

    (a)
    in the case of a notice delivered personally, at the time of delivery; and

    (b)
    in the case of a notice delivered by courier, on the date of delivery shown in the business records of the courier.

20.  CHOICE OF LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed in all respects by the laws of the United States of America and the State of California excluding the application of its conflict of laws and/or rules. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

21.  INJUNCTION

It is understood and agreed that notwithstanding any other provisions of this Agreement, a breach by Sykes Asia, Sykes Europe or Sykes US of Clauses 3.7, 3.8, 9.1 to 9.4 and 13.1 to 13.3 of this Agreement will cause Adobe Benelux or Adobe Systems, as appropriate, irreparable damage for which recovery of money, damages and/or specific implement or any other remedy would be inadequate, and that Adobe Benelux or Adobe Systems shall therefore be entitled to obtain an injunction to protect Adobe Benelux' or Adobe Systems' rights, as appropriate, under this Agreement in addition to any and all remedies available at law in any jurisdiction.

IN WITNESS WHEREOF these presents consisting of this and the preceding   (  ) pages together with the Schedule annexed hereto are executed in duplicate as follows

ADOBE BENELUX Adobe Systems Benelux B.V.	SYKES EUROPE Sykes Europe Limited
/s/ HAL COVERT	/s/ SCOTT J. BENDERT
Authorized Signature	Authorized Signature
Hal Covert	Scott J. Bendert
Printed Name	Printed Name
EVP and CFO	Sr. VP and Director
Title	Title
1/28/00	January 26, 2000
Date	Date
ADOBE SYSTEMS Adobe Systems Benelux B.V.	SYKES ASIA Sykes Asia Pacific
/s/ GRAHAM FREEMAN	/s/ SCOTT J. BENDERT
Authorized Signature	Authorized Signature
Graham Freeman	Scott J. Bendert
Printed Name	Printed Name
Sr. VP, WWSS	Sr. VP and Director
Title	Title
1/28/00	January 26, 2000
Date	Date
SYKES US
/s/ SCOTT J. BENDERT
Authorized Signature
Scott J. Bendert
Printed Name
Sr. VP—Finance & CFO
Title
January 26, 2000
Date

SCHEDULE

PART 1
SALES SCHEDULE—ORDER MANAGEMENT

Services

As provided in the Agreement and as may be more particularly detailed in an applicable statement of work or schedule, Sykes shall provide Order Management for Direct Sales Services which shall comprise the following services and those detailed in a statement of work:

(a)
taking and dealing with Incoming Requests for the supply of Direct Sales Products and processing orders for Direct Sales Products and providing Type On Call Services as detailed in the and managing all aspects of communication channels to ensure that Incoming Requests are properly received;

(b)
ensuring that the Direct Sales Order Management Team is at all times fully resourced and trained to meet forecast requirements;

(c)
providing agreed information and data that will allow Adobe to have a clear understanding of how the Adobe Direct business is performing and what trends are apparent;

(d)
providing such support and guidance as Adobe may from time to time reasonably require on new initiatives to improve and introduce new services for End Users; and

(e)
use and introduction of quantitative analysis to measure performance of critical areas of the Direct Sales Services business including but not limited to the Performance Metrics and highlighting processes or controls that require to be improved and/or introduced to ensure the management and delivery of the Order Management requirement is carried out as effectively and efficiently as possible.

Availability

Sykes shall ensure that CSRs are available to accept Incoming Requests on all Working Days between 9 a.m. and 5 p.m. in the relevant Direct Sales Country and that calls will be answered in the relevant Direct Sales Language and that the Fulfillment Facilities are sufficiently maintained to meet the requirements for fulfillment set out in a statement of work

Adobe Responsibilities

Adobe shall provide Sykes with the following services to support Sykes in the provision of Direct Sales Services:

(a)
engage in direct marketing campaigns to promote Direct Sales Products to End Users;

(b)
provide forecasting data to Sykes (which for the avoidance of doubt shall be deemed to be Confidential Information for the purposes of Clause 9) in accordance with the forecasting requirements as may be set out in a schedule or statement of work

(c)
provide relevant information such as pricing models, campaign codes and campaign training for each campaign set-up;

(d)
ensure that information on all policies and products is available through Lifeline;

(e)
train the Sykes person(s) responsible for Direct Sales Training where appropriate (as may be identified in a statement of work or schedule) on new Adobe Products and making all reasonable endeavors to conduct such training at least 2 weeks prior to product announcement; and

(f)
endeavor to ensure that forecast demand for Direct Sales Products can readily be met from then current finished goods stock.

Performance Standards

Sykes shall meet the Performance Standards for the provision of Order Management for Direct Sales Services as may be detailed in an applicable schedule or statement of work. Sykes shall report on its performance in relation to the Performance Standards in arrears on the Tuesday of the following week or the first Tuesday of the following Adobe Financial Month, as the case may be.

Reporting

Sykes shall provide Adobe with reports on the provision of Order Management for Direct Sales Services as may be detailed in an applicable schedule or statement of work. This reporting will be delivered to the schedule as outlined in the schedule or statement of work, as appropriate.

SCHEDULE

PART 2
SERVICES

Services

As provided in the Agreement and as may be more particularly detailed in a statement of work, Sykes Asia, Sykes Europe and Sykes US shall provide their respective Asia Services, Europe Services and North America Services which shall comprise the following services and those detailed in the schedule or statement of work:

(a)
handling the issue, receipt and processing of applications for memberships of ASN Members and renewals of such memberships;

(b)
handling the receipt and processing of all fees and charges in connection with Services;

(c)
processing refunds where necessary in connection with Services;

(d)
dealing with general inquiries regarding Services;

(e)
generating Internet passwords for new relevant members

(f)
assembling, storing and dispatching SDK Kits;

(g)
handling all invoicing in connection with Services;

(h)
handling mailings and upgrade mailings to ASN Members as and when required by Adobe Benelux or Adobe Systems;

(i)
issuing welcome kits to new ASN Members;

(j)
issuing application/information kits to prospective ASN Members who request them;

(k)
assisting as required by Adobe Benelux or Adobe Systems from time to time in the organization of training seminars;

(l)
providing agreed information and data that will allow Adobe Benelux or Adobe Systems to have a clear understanding of how the Services are operating and what trends are apparent;

(m)
providing such support and guidance as Adobe Benelux or Adobe Systems may from time to time reasonably require on new initiatives to improve and introduce new services for ASN Members.

Availability

Sykes Asia, Sykes Europe and Sykes US shall ensure that their CSRs are available to accept Incoming Requests on all Working Days between 9 a.m. and 5 p.m. local working time and that calls will be answered in their appropriate language.

Performance Standards

Sykes Asia, Sykes Europe and Sykes US shall meet their respective Performance Standards for the provision of their respective Services as may be detailed in the appropriate schedule or statement of work. Sykes Asia, Sykes Europe and Sykes US shall report on its performance in relation to the Performance Standards in arrears on the Tuesday of the following week or the first Tuesday of the following Adobe Financial Month, as the case may be.

Reporting

SCHEDULE

PART 3
CHARGES SCHEDULE

    Statement of Work

[*] [Exhibit]

* CONFIDENTIAL TREATMENT REQUESTED

QuickLinks

SCHEDULE
PART 1 SALES SCHEDULE—ORDER MANAGEMENT
PART 2 SERVICES
PART 3 CHARGES SCHEDULE